AGREEMENT
                          TO TERMINATE PRIOR AGREEMENTS
                             AND TO TRANSFER LICENSE


     This Agreement to Terminate Prior Agreements and to Transfer License ("AGREEMENT") is entered into on April 30, 1999, among Fosseen Manufacturing & Development, Ltd., an Iowa corporation ("FMD"); American Technologies, L.C., an Iowa limited liability company ("AMTECH"); Mirenco, Inc., an Iowa corporation ("MIRENCO"); all of which are affiliated companies located in Radcliffe, Iowa, and Ethaco Corporation, a Minnesota corporation, of 7090 Island Road, Eden Prairie, Minnesota 55347 ("ETHACO").

     WHEREAS, Ethaco is the holder of a license to utilize the technology set forth in U.S. Patent No. 4,958,598, granted to Dwayne Fosseen on September 21, 1990, and each patent with respect to which Dwayne Fosseen is named as an inventor and which cites Patent No. 4,958,598 as a reference, to manufacture, develop and sell the technologies presented in said patent with the states of Minnesota, Wisconsin and Illinois, pursuant to a License Agreement entered into between AmTech and Ethaco on October 17, 1992, hereinafter referred to as "LICENSE AGREEMENT"; and

     WHEREAS, FMD, AmTech, Mirenco and Ethaco entered into an Exclusive Distributorship Contract on May 1, 1997 under which the parties were granted certain rights and assumed certain obligations, including without limitation the appointment of Ethaco as the sole distributor of Mirenco products for the states of Minnesota, Wisconsin and Illinois, hereinafter referred to as "EXCLUSIVE DISTRIBUTORSHIP CONTRACT").

     WHEREAS, Mirenco is preparing to offer 2,000,000 shares of its common stock in a self-underwritten public offering to residents of the State of Iowa (the PUBLIC OFFERING") and

     WHEREAS, the parties wish to terminate the License Agreement and the Exclusive Distributorship and entered into this new Agreement which shall hereafter control the rights and responsibilities of the parties

     NOW THEREFORE, in consideration of the premises, it is agreed as follows:

     1. TERMINATION OF LICENSE AGREEMENT. The License Agreement is hereby terminated, effective as of the date of this Agreement. Ethaco hereby grants, sells and conveys to AmTech all of its claims to any license or other interest in the Licensed Patent, the Licensed Invention, the Licensed Trademark and the Licensed Products (as those terms are defined in the License Agreement).

     2.  TERMINATION  OF  EXCLUSIVE   DISTRIBUTORSHIP  CONTRACT.  The  Exclusive
Distributorship Contract is hereby terminated, effective as of the date of this Agreement.

     3. CASH CONSIDERATION.

          3.1 Upon the successful close of the Public Offering, AmTech shall pay to Ethaco the sum of Twenty-five Thousand Dollars ($25,000). For purposes of this Agreement, the "successful close of the Public Offering" shall mean the close of the Continuous Offering Period, as defined in the Prospectus for the Public Offering, and the sale by Mirenco of no less than one million (1,000,000) shares of its common stock under the Public Offering.

          3.2 Effective as of the date of this Agreement, AmTech shall pay to Ethaco an amount equal to ten percent (10%) of the royalties received by AmTech from Mirenco in accordance with the terms of a written licensing agreement to be entered into between AmTech and Mirenco. Payments ("ETHACO Royalties") shall be made to Ethaco quarterly and shall be based upon the total amount of royalty payments actually received by AmTech from Mirenco during the immediately preceding quarter pursuant to such written agreement. The obligation of AmTech to make payments under this section 3.2 shall terminate when the aggregate of all Ethaco Royalties paid under this section 3.2 equals or exceeds Eight Hundred Thousand Dollars ($800,000).

     4. DISTRIBUTORSHIP. In the event Mirenco terminates the Public Offering without having sold a minimum of 100,000 shares of its common stock, Ethaco shall have the right to enter into an agreement with AmTech as sole distributor of the Licensed Products for the states of Minnesota, Wisconsin and Illinois. The terms of any such distributorship arrangement shall be as set forth in sections 2, 3, 4, 5, 6, and 9 of the Exclusive Distributorship Contract, or as otherwise agreed between Ethaco and AmTech. The right described in this section 4 may be exercised by Ethaco by written notice to AmTech, in care of Dwayne
Fosseen, within sixty (60) days of the date of the termination of the Public Offering. Failure to provide such notice within such sixty (60) day period shall constitute a waiver of the rights described in this section.

     5. RELEASE OF ALL CLAIMS. The parties hereby release and forever discharge one another, their employees, agents, successors and assigns:

     o from any and all obligations under the License Agreement and the Exclusive Distributorship Contract;

     o from any and all claims which may accrue in the future, including claims for contribution, indemnity, attorneys fees, consequential damages concerning either the License Agreement or the Exclusive Distributorship Contract and

     o from any and all causes of action which are claimed to result in damages or losses, whether direct or indirect, including any and all claims for monetary recovery, legal causes of action, and/or equitable causes of action which may have accrued concerning either the License Agreement or the Exclusive Distributorship Contract.

     This Release is specifically intended as a contractual agreement and not a mere recital, which is executed in consideration of and also is intended to cover any and all losses and/or consequential damages arising from the License

Agreement or the Exclusive Distributorship Contract, whether presently known or unknown.. The undersigned acknowledge that they have read this section 5, and have executed this Agreement with a full understanding of its meaning.

     6. NONCOMPETITION. During the term of this Agreement and for a period of one (1) year thereafter, Ethaco shall not engage in any business or activity or sell any product that competes, directly or indirectly, with the Licensed Products.

     7. SEVERABILITY. In the event that it is found that any portion of this Agreement is contrary to an applicable law, then the parties hereto agree that said conflicting portion of the Agreement shall be deemed null and void and both parties agree to modify the Agreement in order to most closely accomplish the goals of the conflicting paragraph while remaining within the purview of the law in conflict with the offending portion of the original agreement.

     8. ASSIGNMENT. The rights and duties of Ethaco under this Agreement may not be assigned or delegated in whole or in part by operation of law or otherwise without the prior express written consent of Mirenco. Any material change in the direct or indirect ownership or control of the Ethaco, any merger or consolidation directly or indirectly involving Ethaco, any acquisition by or of Ethaco or any other substantial change in Ethaco's organization would be an assignment within the meaning of this provision.

     9. CONFIDENTIAL INFORMATION. Ethaco shall not reveal or disseminate any Confidential Information to any third person at any time. Ethaco shall (i) take all necessary and appropriate efforts to safeguard the Confidential Information from disclosure; (ii) not duplicate or distribute to anyone any of the Confidential Information without prior written authorization from the Company;
(iii) not use the Confidential Information for any purpose, other than as stated in this Agreement; (iv) inform all of its agents, employees and distributors of this provision; and (v) be responsible for any breach of this Agreement by its agents, employees or distributors. "CONFIDENTIAL INFORMATION" shall include: (i) the Company's patents, patent applications, trademarks and copyrights; (ii) the Company's trade secrets, including, but not limited to, the Licensed Products, trade knowledge, processes of manufacturing and assembly, product design, procedures, practices, techniques, methods, types and kinds of raw materials, formulas, research and engineering data, plans, blue prints, specifications, inventions, ideas, computer software, software applications, programs and program codes, prototypes and samples; (iii) the Company's proprietary information, including but not limited to, manuals, brochures, reports, documents, financial statements, memoranda, customer lists, future business opportunities, letters, suppliers, cost and marketing information and (iv) any other materials furnished by Company to Ethaco if such other materials are marked "confidential." Confidential Information shall not include any information that is in the public domain or becomes generally available to the public through no action or inaction of Ethaco.

     10. NOTICES. All notices sent pursuant to this Agreement shall be in writing and sent via (i) facsimile, or (ii) Federal Express, United Parcel Service, or United States mail to the address below, subject to the right of either party to change its address by written notice. All notices shall be deemed to have been duly given when received by the other party.

        Fosseen Manufacturing & Development, Ltd.      Ethaco Corporation
        American Technologies, L.C. and                7090 Island Road
        Mirenco, Inc.                                  Eden Prairie, MN  55347
        in care of Dwayne Fosseen
        Box 10
        Radcliffe, IA  50230
        Fax:  515/899-2147                             Fax: 612-933-5958

     11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties, and no modifications, alterations, or expungement of this document may be made unless done so in writing and executed by the parties.

     12. WAIVER. The failure of either party to enforce any provision of this Agreement shall not act as a waiver of any right to any future enforcement nor a waiver of any of the remaining provisions of this Agreement.

     13. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Iowa. The parties each consents to the jurisdiction of the courts of Hardin County, Iowa for adjudication of any claim arising out of this Agreement.

     14. BINDING AGREEMENT. This Agreement shall bind and inure to the benefit of the parties hereto and their successors in interest.

     IN WITNESS WHEREOF, this Agreement has been executed and entered into on the date first shown above.

ETHACO CORPORATION                          MIRENCO, INC.

By: /S/ J. RICHARD RELICK                   By: /S/ DWAYNE FOSSEEN
    ----------------------------                --------------------------
    J. Richard Relick, President                Dwayne Fosseen, President

                                            AMERICAN TECHNOLOGIES, L.C.

                                            By: /S/ DWAYNE FOSSEEN
                                               -------------------------
                                                Dwayne Fosseen, President

                                            FOSSEEN MANUFACTURING &
                                            DEVELOPMENT, LTD.

                                            By: /S/ DWAYNE FOSSEEN
                                                -------------------------
                                                Dwayne Fosseen, President